Microsoft Word 10.0.3416;T. ROWE PRICE INSTITUTIONAL EQUITY FUNDS, INC.
         T. Rowe Price Institutional Mid-Cap Equity Growth Fund
         T. Rowe Price Institutional Large-Cap Value Fund
                  T. Rowe Price Institutional Small-Cap Stock Fund

The funds' investment strategy has been revised to comply with the 80% name test.